Exhibit 99

FirstMerit Bank, N.A. Long-Term Ratings Lowered;
Outlook Stable
Lidia Parfeniuk, Toronto (1) 416-507-2517;
Daniel Martin, New York (1) 212-438-7390

TORONTO (Standard & Poor’s) Aug. 15, 2002—Standard & Poor’s Ratings Services today said it lowered several long-term ratings on FirstMerit Bank, N.A., the principal, wholly owned subsidiary of FirstMerit Corp. (FirstMerit), including the long-term counterparty credit rating, which was lowered to triple-’B’-plus from single-’A’-minus.

     At the same time, the short-term ratings on FirstMerit Bank were affirmed. The outlook is stable.

     “The downgrade reflects Standard & Poor’s concerns about credit quality tied to FirstMerit’s sizable manufactured housing portfolio,” said Standard & Poor’s credit analyst Lidia Parfeniuk.

     Although the related credit costs have, to date, been manageable, the overall risk is, nevertheless, quite high, and it would not be surprising to see earnings come under pressure if the economy continues to struggle. Also of concern are the rapidly rising commercial loan losses.

     At the end of 2001, FirstMerit discontinued origination of manufactured housing loans and exited the business. Even though the existing manufactured housing portfolio (just under $800 million) has been partially written down through loan loss reserves, the continued erosion in the industry and a weak economy leave the portfolio prone to additional losses and essentially unmarketable. The portfolio is expected to run off at a rate of $100 million per year over the next seven years. Asset quality weakness in commercial lending is a function of the company’s location in the industrial heartland and the impact on this market of a prolonged recession in the manufactured sector.

     Partially offsetting the credit quality risks are a strong efficiency ratio and good capital levels. Historically, FirstMerit had maintained steady earnings growth until the recent rise in credit costs. Higher yielding assets and much improved efficiency were driving profitability improvements. Return on average assets has been consistent historically, relative to the peer group, hovering in the range of 1.5%-1.6% for most of the past five years, owing to decent net operating income growth. Due to the favorable interest rate environment, the net interest margin has been improving, although there has been pressure from a lack of loan growth and the shorter duration of the investment portfolio. The net interest margin also measures up more favorably against similarly rated peers. The other income component of revenues has not grown since the last acquisition. Fee income, in particular, has been declining as a result of exiting the manufactured housing finance business.

     Standard & Poor’s expects further asset quality deterioration arising from the commercial loan portfolio, as well as a likely increase in reserves for loan losses for the manufactured housing portfolio in the short to medium term. Nevertheless, the outlook assumes that the economy at large and the manufacturing sector will continue their recoveries uninterrupted.

     A complete list of ratings is available on RatingsDirect Canada, Standard & Poor’s Web-based credit analysis system, or by calling the Toronto Ratings Desk at (1) 800-258-9418.